                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          ACCLAIM ENTERTAINMENT, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                          ACCLAIM ENTERTAINMENT, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of ACCLAIM ENTERTAINMENT, INC. (the 'Company'), a Delaware corporation, will be held at The Metropolitan Club, 3 Glen Cove Road, Glen Cove, New York, on Wednesday, September 17, 1997, at 9:30 A.M., for the following purposes:

          1. To elect eight directors to serve for a term of one year and until their respective successors shall be elected and shall qualify;

          2. To consider and act upon a proposal to increase from 15,000,000 to 25,000,000 the number of shares with respect to which options may be granted under the Company's 1988 Stock Option Plan;

          3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the year ending August 31, 1997; and

          4. To transact such other business as may properly be brought before the meeting.

     Only stockholders of record at the close of business on July 25, 1997 are entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,
                                          JAMES SCOROPOSKI
                                          Secretary

Glen Cove, New York
July 25, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL ENSURE THAT YOUR SHARES WILL BE VOTED. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                          ACCLAIM ENTERTAINMENT, INC.
               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 17, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ACCLAIM ENTERTAINMENT, INC. (the 'Company'), a Delaware corporation, for use at the Annual Meeting of Stockholders of the Company (the 'Meeting') to be held at The Metropolitan Club, 3 Glen Cove Road, Glen Cove, New York, on Wednesday, September 17, 1997, at 9:30 A.M., and at any adjournments thereof.

     Stockholders who execute proxies retain the right to revoke them at any time, by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Stockholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. Abstentions and broker 'non-votes' are included in the determination of the number of shares present at the Meeting for quorum purposes but are not counted in the tabulations of the votes cast on proposals presented to stockholders. A broker 'non-vote' occurs when a nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     The principal executive offices of the Company are located at One Acclaim Plaza, Glen Cove, New York 11542. The approximate date on which this Proxy Statement and the enclosed form of proxy will be first sent to stockholders is August 27, 1997.

     Stockholders of record of the common stock, par value $0.02 per share (the 'Common Stock'), of the Company at the close of business on July 25, 1997 shall be entitled to one vote for each share then held. There were issued and outstanding on said date 49,713,668 shares of Common Stock.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information as of July 25, 1997 (except as otherwise indicated) with respect to the number of shares of Common Stock beneficially owned by each person who is known to the Company to beneficially own more than 5% of the Common Stock, the number of shares of Common Stock beneficially owned by each director of the Company and certain executive officers of the Company, and the number of shares of Common Stock beneficially owned by all executive officers and directors of the Company as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.


                                                                       PERCENT OF
                                             AMOUNT AND NATURE OF      COMMON STOCK
NAME AND ADDRESS                            BENEFICIAL OWNERSHIP(1)    OUTSTANDING
----------------------------------------    -----------------------    ------------
Gregory E. Fischbach (2)(3) .............           7,648,151               14.6%
  One Acclaim Plaza
  Glen Cove, NY 11542
James Scoroposki (3)(4) .................           7,102,451               13.5
  One Acclaim Plaza
  Glen Cove, NY 11542
The Capital Group Companies, Inc. (5) ...           6,949,400               13.9
  333 South Hope Street
  Los Angeles, CA 90071
Merrill Lynch & Co., Inc. (6) ...........           6,868,611               13.7
  World Financial Center
  North Tower
  250 Vesey Street
  New York, NY 10281
TCI GameCo Holdings, Inc. (3) ...........           4,348,795                8.7
  Terrace Tower II
  5619 DTC Parkway
  Englewood, CO 80111
Bernard J. Fischbach (7) ................             331,276                  *
  1925 Century Park East
  Suite 1260
  Los Angeles, CA 90067
Robert H. Groman (8) ....................             100,000                  *
  196 Peachtree Lane
  Roslyn Heights, NY 11577
Michael Tannen (8) ......................              94,875                  *
  90 Riverside Drive, #5B
  New York, NY 10024

James Scibelli (9) ......................              44,500                  *
  2936 Bay Drive
  Merrick, NY 11566
Bruce W. Ravenel (10) ...................              10,250                  *
  5619 DTC Parkway
  Englewood, CO 80111
Kenneth L. Coleman ......................                   0                  0
  2011 North Shoreline Blvd.
  Mountain View, CA 94043

                                                                       PERCENT OF
                                            AMOUNT AND NATURE OF      COMMON STOCK
NAME AND ADDRESS                           BENEFICIAL OWNERSHIP(1)    OUTSTANDING
----------------------------------------   -----------------------    ------------
J. Mark Hattendorf .....................                   0                  0
  One Acclaim Plaza
  Glen Cove, NY 11542
Anthony R. Williams (11) ...............             170,000                  *
  One Acclaim Plaza
  Glen Cove, NY 11542
All executive officers and directors as           15,201,675               27.2%
  a group ..............................
  (10 persons) (10) (12)

------------------

   * Less than 1% of class.

 (1) Includes shares issuable upon exercise of warrants and options which are exercisable within the next 60 days.

 (2) Includes 2,827,500 shares issuable upon exercise of warrants and options, 36,276 shares held as co-trustee of trusts for the benefit of Mr. Scoroposki's children and 156,276 shares settled by Mr. G. Fischbach in trust for the benefit of his children. Each of Mr. G. Fischbach and Mr. Scoroposki has agreed to vote, or cause to be voted, all shares of Common Stock beneficially owned by him in the manner in which all shares of Common Stock beneficially owned by the other are voted on all matters presented to a vote of stockholders at any annual or special meeting of the Company's stockholders.

 (3) Messrs. G. Fischbach and Scoroposki and TCI GameCo Holdings, Inc. ('TCI Sub'), an indirect, wholly-owned subsidiary of Tele-Communications, Inc. ('TCI'), have entered into a voting agreement pursuant to which they have agreed to vote all shares beneficially owned by each of them in favor of those individuals nominated by the Board of Directors of the Company for election to the Board of Directors at any annual or special meeting of the stockholders of the Company at which directors are being elected, provided that, subject to certain exceptions, such nominees include Messrs. G. Fischbach and Scoroposki (or their designees or successors) and one individual proposed by TCI Sub.

 (4) Includes 2,827,500 shares issuable upon exercise of warrants and options, 156,276 shares held as co-trustee of trusts for the benefit of Mr. G. Fischbach's children and 36,276 shares settled by Mr. Scoroposki in trust for the benefit of his children. Each of Mr. Scoroposki and Mr. G. Fischbach has agreed to vote, or cause to be voted, all shares of Common Stock beneficially owned by him in the manner in which all shares of Common Stock beneficially owned by the other are voted on all matters presented to a vote of stockholders at any annual or special meeting of the Company's stockholders.

 (5) Information in respect of the beneficial ownership of The Capital Group Companies, Inc. has been derived from its Schedule 13-G, dated February 12, 1997, filed on its behalf and on behalf of Capital Research and Management Company ('CRMC') with the Commission. The Company has been advised that (a) CRMC is a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., (b) at February 12, 1997, CRMC exercised investment discretion with respect to 3,635,000 shares of Common Stock, which were owned by various institutional investors and (c) CRMC has no power to direct the vote of such shares. Capital Guardian Trust Company, a bank as defined in Section 3(a) of the Securities Act of 1933 (the 'Securities Act') and a wholly-owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of 3,292,900 shares of Common Stock as the result of serving as the investment manager of various institutional accounts.

 (6) Information in respect of the beneficial ownership of Merrill Lynch & Co., Inc. ('ML&Co.') has been derived from Amendment No. 3 to its Schedule 13-G, dated February 14, 1997, filed on its behalf and on behalf of Merrill Lynch Group, Inc. ('ML Group'), Princeton Services, Inc. ('PSI'), Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management ('MLAM') and Merrill Lynch Technology Fund, Inc. ('MLTF') with the Securities and Exchange Commission (the 'Commission'). Based solely on such Amendment No. 3 to Schedule 13-G, ML&Co., ML Group and PSI are parent holding companies, MLAM is a registered investment adviser and MLTF is a registered investment company (for which

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     MLAM acts as investment adviser), which has an interest that relates to greater than 5% of the Common Stock.

 (7) Represents 175,000 shares issuable upon exercise of options and 156,276 shares held as co-trustee of trusts for the benefit of Mr. G. Fischbach's children.
 (8) Represents shares issuable upon exercise of options.
 (9) Includes 37,500 shares issuable upon exercise of options.
(10) Does not include 4,348,795 shares held by TCI Sub. Mr. Ravenel is an executive officer of TCI Internet Services, Inc., a subsidiary of TCI and an affiliate of TCI Sub. Includes (i) 6,250 shares issuable on exercise of options and (ii) 2,000 shares held by Mr. Ravenel's wife, as to which shares Mr. Ravenel disclaims beneficial ownership.
(11) Includes 150,000 shares issuable on exercise of options.
(12) Includes 6,218,625 shares issuable upon exercise of warrants and options.

                             ELECTION OF DIRECTORS

     Eight directors will be elected at the Meeting to serve for a term of one year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Meeting. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE PERSONS LISTED BELOW. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director except for the selection of Bruce W. Ravenel, as discussed below.

                                                   PRINCIPAL                               YEAR BECAME
NAME OF NOMINEE                                    OCCUPATION                       AGE    A DIRECTOR
-----------------------------  --------------------------------------------------   ---    -----------
Gregory E. Fischbach.........  Co-Chairman of the Board and Chief Executive         55         1987
                                 Officer of the Company
James Scoroposki.............  Co-Chairman of the Board, Senior Executive Vice      49         1987
                                 President, Secretary and Treasurer of the
                                 Company
Kenneth L. Coleman...........  Senior Vice President, Silicon Graphics, Inc.        54         1997
Bernard J. Fischbach.........  Attorney                                             52         1987
Robert H. Groman.............  Attorney                                             54         1989
Bruce W. Ravenel.............  Senior Vice President & Chief Operating Officer of   47         1995
                                 TCI Technology Ventures, Inc.
James Scibelli...............  President of Roberts & Green, Inc.                   47         1993
Michael Tannen...............  Chief Executive Officer and President of Kinnevik    57         1989
                                 Media Ventures, Inc.

     Gregory E. Fischbach, a founder of the Company, has been Chief Executive Officer of the Company since its formation, a member of the Board of Directors since 1987 and Co-Chairman of the Board since March 1989. Mr. Fischbach was also President of the Company from its formation to January 1990. From June 1986 until January 1987, he was President of RCA/Ariola International, responsible for the management of its record operations outside the U.S. and in charge of its seventeen operating subsidiaries.

     James Scoroposki, a founder of the Company, has been Senior Executive Vice President since December 1993, a member of the Board of Directors since 1987, Co-Chairman of the Board since March 1989 and Secretary and Treasurer of the Company since its formation. Mr. Scoroposki was also Chief Financial Officer of the Company from April 1988 to May 1990 and Executive Vice President of the Company from formation to November 1993. Since December 1979, he has also been the President and sole shareholder of Jaymar Marketing Inc. ('Jaymar'), a sales representation organization. See 'Certain Relationships and Related Transactions.'


     Kenneth L. Coleman was appointed to the Board of Directors in July 1997. Mr. Coleman is currently Senior Vice President, Customer and Professional Services, for Silicon Graphics Computer Systems in Mountain View, California. For more than the past five years, Mr. Coleman has held several positions at Silicon Graphics, Inc.

     Bernard J. Fischbach has been a member of the Board of Directors since 1987 and has been engaged in the private practice of law in Los Angeles, California since 1976, with Fischbach, Perlstein, Lieberman & Yanny and its predecessor firms. See 'Certain Relationships and Related Transactions.'

     Robert H. Groman has been a member of the Board of Directors since 1989 and has, for more than the preceding five years, been a partner in the general practice law firm of Groman, Ross & Tisman, P.C. (and its predecessor firms) located in Long Island, New York. See 'Certain Relationships and Related Transactions.'

     Bruce W. Ravenel has been a member of the Board of Directors since 1995 and is currently President and Chief Executive Officer of TCI.Net, Inc. located in Englewood, Colorado. Since January 1996, Mr. Ravenel has also served as President and Chief Operating Officer of TCI Internet Services, Inc. and Senior Vice President for Internet Services of TCI Communications, Inc., both wholly-owned subsidiaries of Tele-Communications, Inc. ('TCI'), in which capacity he has been responsible for all Internet-related business activities of TCI. From 1994 to 1996, Mr. Ravenel was Senior Vice President and Chief Operating Officer of TCI Technology Ventures, Inc. ('TCI Technology'), a division of TCI, and, from 1991 to 1994, he served as Senior Vice President of TCI Technology.

     James Scibelli has been a member of the Board of Directors since 1993 and has, since March 1986, served as president of Roberts & Green, Inc., a New York financial consulting firm offering a variety of financial and investment consulting services. Mr. Scibelli is also a director of Boardwalk Casino, Inc., which owns and operates a hotel and casino.

     Michael Tannen has been a member of the Board of Directors since 1989 and is currently Chief Executive Officer of Tannen Media Ventures located in New York, New York. Since 1988, Mr. Tannen has been the President and Chief Executive Officer of InterVision, Inc., a subsidiary of Millicom Incorporated, a company involved in publishing, television production and home video distribution and sales, and Chief Executive Officer of Kinnevik Media Ventures, Ltd., a media service subsidiary of A.B. Kinnevik, a Swedish conglomerate engaged, among other things, in international satellite television broadcasting, cable television networks and cellular mobile telephone and paging operations. In 1992, Mr. Tannen also became Chief Executive Officer of Television Holdings International, S.A., a wholly-owned subsidiary of A.B. Kinnevik.

     The Board of Directors has an Audit Committee, the members of which are Messrs. Coleman, Groman, Scibelli and Tannen. The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is charged with recommending to the Board of Directors the engagement or discharge of independent public accountants, reviewing the plan and results of the auditing engagement with the officers of the Company, and reviewing with the officers of the Company the scope and nature of the Company's internal accounting controls. During the fiscal year ended August 31, 1996, the Audit Committee met on two occasions.

     The Board of Directors also has a Compensation and Stock Option Committee (the 'Compensation Committee'), the members of which are Messrs. Coleman and Scibelli. The Compensation Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is charged with determining compensation packages for the Chief Executive Officer and the Senior Executive Vice President of the Company, establishing salaries, bonuses and other compensation for the Company's executive officers and with administering the Company's 1988 Stock Option Plan (the 'Plan') and the Company's 1995 Restricted Stock Plan and recommending to the Board of Directors changes to the Plan. During the fiscal year ended August 31, 1996, the Compensation Committee met on one occasion.

     The Board of Directors also has an Executive Committee (the 'Executive Committee'), which was established in November 1996, the members of which are Messrs. B. Fischbach, Groman, Scibelli, Scoroposki and Tannen. The Executive Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with meeting with the management of the Company and monitoring management efforts in respect of the Company's plans for fiscal 1997.

     During the fiscal year ended August 31, 1996, the Board of Directors met, or acted by unanimous written consent, on nine occasions. All of the directors attended at least 75 percent of the aggregate number of Board meetings and meetings of committees of which such director is a member.

     Messrs. Gregory E. and Bernard J. Fischbach are brothers. There is no family relationship among any other directors or executive officers of the Company.

     Mr. Ravenel was elected as a director of the Company in February 1995 in connection with the sale by the Company of 4,348,795 shares of its common stock to TCI Sub in February 1995. In addition, in February 1995, Messrs. G. Fischbach and Scoroposki entered into a voting agreement with TCI Sub pursuant to which each party agreed to vote all shares beneficially owned by it in favor of those individuals nominated by the Board of Directors of the Company for election to the Board of Directors at any annual or special meeting of the stockholders of the Company at which directors are to be elected, provided that, subject to certain exceptions, such nominees include Messrs. G. Fischbach and Scoroposki (or their designees of successors) and one individual proposed by TCI Sub. There is no other arrangement or understanding pursuant to which any person has been elected as a director or executive officer of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE EIGHT NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

EXECUTIVE OFFICERS

     Set forth below is certain information describing the Company's other executive officer:

     J. Mark Hattendorf, age 46, has been the Executive Vice President and Chief Financial and Accounting Officer of the Company since July 1996. From October 1995 to June 1996, Mr. Hattendorf served as Senior Vice President and Chief Financial Officer of Prodigy Services Company, an online consumer services company. From September 1993 to October 1995, Mr. Hattendorf served as Senior Vice President and Chief Financial Officer of Herbalife International Inc., a nutritional direct selling organization. From 1991 to 1993, Mr. Hattendorf served as a full time financial consultant to Canal+, a French entertainment company engaged, among other things, in international satellite television broadcasting.

     Anthony Williams, age 39, has been Executive Vice President of the Company since July 1996. Prior to such time and for more than the preceding five years, Mr. Williams held a variety of positions with the Company. See 'Employment Contracts, Termination of Employment and Change-in-Control Arrangements.'

     There is no arrangement or understanding between any executive officer and any other person regarding selection as an executive officer.

     The executive officers of the Company are elected annually by the Board of Directors and hold office until their respective successors are elected and qualify.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to the Company's Chief Executive Officer and its four other executive officers (together, the 'Named Executive Officers') who were serving as executive officers during and at the end of the last completed fiscal year, ended August 31, 1996, for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years:

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                                                            AWARDS
                                               ANNUAL                    ------------
                                            COMPENSATION                  SECURITIES         ALL OTHER
                                 ----------------------------------       UNDERLYING       COMPENSATION*
           NAME AND                         SALARY         BONUS           OPTIONS         -------------
      PRINCIPAL POSITION         YEAR         $              $                #                  $
------------------------------   ----      --------      ----------      ------------      -------------
Gregory E. Fischbach             1996      $775,000      $        0         150,000           $19,000
  Co-Chairman and                1995       775,000       2,775,000         150,000            17,000
  Chief Executive Officer        1994       775,000       2,685,000         300,000            14,500
James Scoroposki                 1996       500,000               0         150,000             5,100
  Co-Chairman, Senior            1995       500,000       2,350,000         150,000             4,600
  Executive Vice President,      1994       483,000       2,685,000         300,000             4,300
  Treasurer and Secretary
Robert Holmes (1)                1996       605,000               0               0             6,000
  President and Chief            1995       550,000       2,350,000         325,000             6,000
  Operating Officer              1994       500,000       1,467,000         450,000             5,400
J. Mark Hattendorf               1996       250,000               0         165,000                 0
  Executive Vice President
  and Chief Financial
  and Accounting Officer
Anthony Williams (1)             1996       225,000               0               0             2,100
  Executive Vice President       1995       225,000          45,000         140,000             2,000
                                 1994       200,000         100,000         200,000             1,800

------------------
  * Represents dollar value of insurance premiums paid by the Company during the fiscal year with respect to term life insurance for the benefit of the Named Executive Officers.

(1) See also 'Employment Contracts, Termination of Employment and
    Change-in-Control Arrangements.'

     No restricted stock awards, stock appreciation rights or long-term incentive plan awards (all as defined in the proxy regulations promulgated by the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during any of the Company's last three fiscal years.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to grants of stock options to purchase Common Stock pursuant to the Plan granted to the Named Executive Officers during the fiscal year ended August 31, 1996.


                                             INDIVIDUAL GRANTS                              POTENTIAL
                            ---------------------------------------------------         REALIZABLE VALUE
                                         PERCENT OF                                     AT ASSUMED ANNUAL
                            NUMBER OF      TOTAL                                         RATES OF STOCK
                            SECURITIES    OPTIONS                                      PRICE APPRECIATION
                            UNDERLYING   GRANTED TO                                      FOR OPTION TERM
                             OPTIONS     EMPLOYEES                                -----------------------------
                             GRANTED     IN FISCAL      EXERCISE     EXPIRATION        5%             10%
          NAME                 (#)          YEAR      PRICE ($/SH)      DATE          ($)             ($)
-------------------------   ----------   ----------   ------------   ----------   ------------   --------------
Gregory E. Fischbach.....     150,000        3.7%         $7.50      07/23/2006   $    860,215   $    2,036,123
James Scoroposki.........     150,000        3.7           7.50      07/23/2006        860,215        2,036,123
Robert Holmes............           0        N/A            N/A             N/A            N/A              N/A
J. Mark Hattendorf(1)....      39,999        1.0           7.50      07/23/2006        229,385          542,953
                              125,001        3.1           6.38      07/23/2006        856,852        1,836,784
Anthony Williams.........           0        N/A            N/A             N/A            N/A              N/A
All Stockholders(2)                                                                255,697,943      647,988,790

------------------
(1) On October 28, 1996, the Company granted to Mr. Hattendorf options to purchase an aggregate of 165,000 shares of Common Stock at an exercise price of $3.94 per share, which options were granted in lieu of, and subject to the cancellation of, the options referred to above.

(2) These figures were calculated assuming that the price of the 46,008,149 shares of Common Stock issued and outstanding on August 31, 1995 increased from $25.25 per share (the market price of a share of Common Stock on August 31, 1995) at compound rates of 5% and 10% per year for ten years. The purpose of including this information is to indicate the potential realizable value at the assumed annual rates of stock price appreciation for the ten-year option term for all of the Company's stockholders.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended August 31, 1996 by the Named Executive Officers and the value at August 31, 1996 of unexercised stock options held by the Named Executive Officers.

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING              VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                            SHARES ACQUIRED       VALUE            FISCAL YEAR-END              FISCAL YEAR-END
                              ON EXERCISE      REALIZED(1)               (#)                          ($)
          NAME                    (#)              ($)        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-------------------------   ---------------    -----------    -------------------------    -------------------------
Gregory E. Fischbach.....          0               $ 0            1,365,000/300,000          $      5,807,814/93,750
James Scoroposki.........          0                 0            1,365,000/300,000          $      5,807,814/93,750
Robert Holmes(2).........          0                 0            1,342,085/316,667          $           4,505,771/0
J. Mark Hattendorf(3)....          0                 0                    0/165,000          $             0/243,751
Anthony Williams(2)......          0                 0              377,166/165,334          $           1,034,375/0

------------------
(1) Fair market value of securities underlying the options at fiscal year end minus the exercise price of the options.

(2) See also 'Employment Contracts, Termination of Employment and
    Change-in-Control Arrangements.'

(3) On October 28, 1996, the Company granted to Mr. Hattendorf options to purchase an aggregate of 165,000 shares of Common Stock at an exercise price of $3.94 per share, which options were granted in lieu of, and subject to the cancellation of, the options referred to above.

DIRECTORS' COMPENSATION

     Directors who are not also employees of the Company receive a $10,000 annual fee, reimbursement of expenses for attending meetings of the Board and generally receive an annual grant of options to purchase 18,750 shares under the Plan. See 'Certain Relationships and Related Transactions.'

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has employment agreements with each of Gregory Fischbach and James Scoroposki, providing for Mr. Gregory Fischbach's employment as President and Chief Executive Officer and for Mr. Scoroposki's employment as Senior Executive Vice President, Secretary and Treasurer, for terms expiring in August 2000.

     The agreements with Messrs. Gregory Fischbach and Scoroposki provide for annual base salaries of $775,000 and $500,000, respectively, for the term of the agreements. In addition, each of the agreements provides for annual bonus payments to Mr. Fischbach in an amount equal to 3.25% of the Company's net pre-tax profits for each fiscal year and to Mr. Scoroposki in an amount equal to 2.75% of the Company's net pre-tax profits for each fiscal year. The agreement with Mr. Scoroposki specifically allows him to devote that amount of his business time to the business of certain sales representative organizations controlled by him as does not interfere with the services to be rendered by him to the Company. The sales representative organizations under his control have officers and employees who oversee the operations of such organizations. Mr. Scoroposki attends board meetings of such companies but has no active involvement in their day-to-day operations. Under the agreements, the Company provides each of Messrs. Gregory Fischbach and Scoroposki with $2 million term life insurance and disability insurance.

     If the employment agreement of either of Messrs. Gregory Fischbach or Scoroposki is terminated within one year after occurrence of a change in control of the Company (other than a termination for cause) or if either of Messrs. Gregory Fischbach or Scoroposki terminates his employment agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) three years' base salary and
(ii) three times the largest bonus paid to him for the three fiscal years immediately preceding any such termination of his employment.

     The Company has an agreement in principle with Mr. Robert Holmes for his employment as President and Chief Operating Officer, which provides for a current annual base salary of $605,000. The term of the agreement expires on August 31, 1999. The agreement guarantees Mr. Holmes a 10% annual increase in his base salary for the term of the agreement. In addition, the agreement provides for annual bonus payments equal to 2.75% of the Company's net pre-tax profits for each fiscal year. The Company provides Mr. Holmes with a $2 million term life insurance policy and disability insurance. Under the agreement with Mr. Holmes, if his employment is terminated within one year after the occurrence of a change in control of the Company (other than a termination for cause) or if he terminates his agreement upon the occurrence of both a change in control of the Company and a change in circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) three years' base salary and (ii) three times the largest bonus paid to him for the three fiscal years immediately preceding any such termination of his employment. In October 1996, Mr. Holmes relinquished his roles as President and Chief Operating Officer, but remains an employee of the Company under the existing agreement in principle as a special advisor to the Board reporting to Mr. Gregory Fischbach. On February 3, 1997, Mr. Holmes resigned his position as a director of the Company and of its subsidiaries. The Company has had discussions with Mr. Holmes with respect to negotiating his severance from the Company.

     The Company also has an agreement in principle with Mr. Williams for his employment as Executive Vice President and Chief Financial and Accounting Officer, which provides for a current annual base salary of $225,000. In July 1996, Mr. Williams relinquished his roles as Chief Financial and Accounting Officer, but retains his role as Executive Vice President under the terms of the existing agreement in principle. The agreement expires on August 31, 1999. Mr. Williams is also entitled to a bonus in an amount to be determined at the discretion of the Board of Directors if the Company achieves certain financial performance objectives. The Company provides Mr. Williams with a $1 million term life insurance policy and disability insurance. If Mr. Williams' employment is terminated within one year after the occurrence of a change in control of the

Company (other than a termination for cause) or if he terminates his agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) one year's base salary and (ii) two times the bonus paid to him for the fiscal year immediately preceding any termination of his employment. The Company has had discussions with Mr. Williams with respect to negotiating his severance from the Company.

     Each of the agreements with Messrs. Gregory Fischbach, Scoroposki, Holmes and Williams provides that, in the event of a change in control of the Company, all options theretofore granted to each of them shall vest and become immediately exercisable and the Company has agreed to indemnify each of them against any excise taxes imposed on such executive by section 4999(a) of the Internal Revenue Code of 1986, as amended (including all applicable taxes on such indemnification payment).

     Each of the agreements with Messrs. Gregory Fischbach, Scoroposki, Holmes and Williams prohibits disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment. In addition, the employees agree, for the duration of their employment with the Company and for one year thereafter, not to engage in any competitive business activity, nor to persuade or attempt to persuade any customer, software developer, licensor, employee or other party with whom the Company has a business relationship to sever its ties with the Company or reduce the extent of its relationship with the Company.

     In addition, at the end of their respective terms, if the agreements with each of Messrs. Gregory Fischbach, Scoroposki, Holmes and Williams are not renewed on substantially similar terms, the employee would be entitled to receive severance benefits in an amount equal to the total cash compensation paid to him during the 12-month period immediately preceding such termination of his employment.

     The Company has an employment agreement with Mr. Hattendorf for his employment as Chief Financial Officer of the Company, which provides for a current annual base salary of $275,000. Under the agreement with Mr. Hattendorf, if his employment is terminated for any reason other than for cause, Mr. Hattendorf is entitled to receive severance benefits equal to the total of (i) nine months of his then-applicable base salary and (ii) the cost of outplacement services (not to exceed $7,500).

BENEFIT PLANS

     The Company does not have a pension plan. For information with respect to options granted to executive officers of the Company under the Company's 1988 Stock Option Plan, see pages 8 and 17.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of the Compensation Committee are Michael Tannen and James Scibelli, who are intended to be 'non-employee directors' within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Exchange Act and 'outside directors' within the contemplation of section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that, during the fiscal year ended August 31, 1996, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 (the 'Exchange Act') applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is charged with developing a corporate compensation philosophy, determining compensation packages for the Chief Executive Officer and the Senior Executive Vice President and administering the Plan. The Compensation Committee is also responsible for determining, based on recommendations made by the Chief Executive Officer and Senior Executive Vice President, compensation packages for other executive officers of the Company.

     The Compensation Committee recognizes the critical role that the current executive officers have played in the historical growth and success of the Company. Further, the Compensation Committee recognizes that the services of these same executive officers are crucial to the Company's future success. Therefore, the primary objective of each executive's compensation package is to provide a remuneration opportunity that will motivate and retain the key executives of the Company in order to ensure the Company's future.

     Based on this belief, the Compensation Committee has adopted the following basic principles for compensating the executive, management and employee group:

     o the current executive team must be kept intact;

     o compensation plans should reward individual and corporate achievement;

     o shift a portion of fixed compensation expenses to variable compensation expenses; and

     o short and long-term incentives must be effectively balanced to satisfy both the short and long-term needs of the Company.

     Periodically, the Compensation Committee reviews the financial performance and related executive pay levels of a select group of companies in the media and entertainment industries. It is the goal of the Compensation Committee that salaries for its top executives be in the 50th to 75th percentile range. If warranted by the profitability of the Company, the Compensation Committee believes that executives should have an opportunity to exceed the 75th percentile. To date, the effective mixing of annual bonuses based on pre-tax profits and stock options has contributed significantly to the retention, motivation and success of the Company's executive team.

     The Compensation Committee is also aware that, with the convergence of various segments of the telecommunications, consumer electronics/computer, media and entertainment industries and the growth of interactive technologies, a number of large telecommunications, consumer electronics/computer, media and entertainment companies have entered or are actively considering entering the Company's market. Based on the potential opportunities in the growing multi-media market, these organizations have the incentives and ability to make a substantial investment in the Company's line of business. To penetrate this market quickly, it would be necessary for them to recruit experienced key executives. Considering the limited pool of executives with the necessary experience, the Compensation Committee is concerned that the Company's current executives would be sought after by such competitors.

     In order to assess the risk of potential competing pay packages that may be offered to the Company's executives by large telecommunications, consumer electronics/computer, media and entertainment companies, the Compensation Committee has conducted research regarding compensation practices at a select group of these companies.

     Based on this research and the Compensation Committee's own knowledge of compensation packages for comparable positions at other companies, both public and private, the Compensation Committee devised pay packages that consist of three components, each designed to achieve a distinctive objective:

     Base Salary provides regular compensation for services rendered at a sufficient level to retain and motivate its executive officers.

     Annual Bonus provides an incentive and reward for short-term financial success. For the top two executives, annual bonuses are based solely on the Company's net pre-tax profits. This eliminates Compensation Committee discretion in determining annual bonuses. For all other employees, annual bonuses are determined based on the recommendation of the President of the Company and are based primarily on net pre-tax profits but include an opportunity for adjustment based on experience, scope, level of responsibility and individual performance.

     Stock Options have and continue to be an integral part of the pay package of executives as well as all employees. Options have kept the Company's key management team in place since the Company's inception and have provided a unique compensation opportunity. The Compensation Committee believes that stock options, which are designed to focus attention on stock values, are the most effective way of aligning the long-term interests of executives, managers and employees with those of the Company's stockholders. Options are customarily granted at prices equal to the fair market value at the date of grant, are not exercisable until the first anniversary of the date of grant and do not become fully exercisable until the third anniversary of the date of grant. Options generally remain exercisable during employment until the tenth anniversary of the date of grant, which provides executives an incentive to increase stockholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years. Options are generally granted to the Co-Chairmen of the Company by the Compensation Committee and to the Company's other executive officers and its other employees by the Compensation Committee based on the recommendation of the Co-Chairmen of the Board of the Company.

Compensation of Chief Executive Officer

     The Compensation Committee and the Board of Directors recognize the unique skills and experience of the Chief Executive Officer. The goal of the Compensation Committee in developing a pay package for the Chief Executive Officer was to provide a significant incentive to motivate and retain his services for a significant term. The current agreement with the Chief Executive Officer, which expires in August 2000, provides:

     Salary

     A base salary of $775,000 per year with no increase in base salary provided during the term of the agreement. Increases in compensation will come solely as a result of increases in the Company's pre-tax profits and increases in stock market prices as described below.

     Annual Bonus

     An annual bonus of 3 1/4% of net pre-tax profits, if any, will be paid to the Chief Executive Officer. The Compensation Committee believes that the bonus structure provides the Chief Executive Officer with sufficient incentive.

     Stock Options

     Stock option grants are determined annually and options will generally vest equally over a three year period. In the fiscal year ended August 31, 1996, the Chief Executive Officer received options to purchase 150,000 shares, which will vest equally over a three-year period. Under the Plan, in no event will the Chief Executive Officer receive options to purchase more than 400,000 shares in any single year.

     Unlike most large media and entertainment companies, no pension plan is provided for the Company's executives. The Compensation Committee believes that these programs at other companies are substantial. It believes, however, that compensation is more effectively used by the application of the components described above.

     In setting the above compensation package a number of factors were considered, including:

     o the total return to stockholders compared to competitor companies during the five years preceding the execution of the current agreement;


     o the unique skills and experience of the Chief Executive Officer;

     o total compensation of key executives at a select group of entertainment and media companies; and

     o the importance of the Chief Executive Officer to the continued growth and success of the Company and the need to provide him with a significant incentive to motivate and retain his services for a five-year period.

                             Compensation Committee
                 Kenneth Coleman                 James Scibelli

                               PERFORMANCE GRAPH

     The following performance graph is a line graph comparing the yearly change in the cumulative total stockholder return on the Common Stock against the cumulative return of The Nasdaq Stock Market (US Companies) Index and the Dow Jones Entertainment and Leisure-Recreational Products and Services Index for the five fiscal years ended August 31, 1996.

                              [PERFORMANCE CHART]

                                   Dow Jones
                                Entertainment &
                             Leisure-Recreational
                                Products & Svcs

       Acclaim
    Entertainment                     NASDAQ-U.S.

Aug-90          100.00          100.00          100.00
Sep-90           73.61           95.76           90.52
Oct-90           55.56           95.47           86.95
Nov-90           45.83          106.67           95.25
Dec-90           54.17          108.04           99.37
Jan-91           40.98          115.28          110.39
Feb-91           59.03          125.60          121.01
Mar-91           49.31          123.66          129.10
Apr-91           45.14          120.00          129.92
May-91           36.81          125.02          135.89
Jun-91           36.81          114.14          127.81
Jul-91           34.03          118.80          135.16
Aug-91           51.39          119.27          141.88
Sep-91           52.43          117.71          142.40
Oct-91           52.78          125.34          147.12
Nov-91           47.22          119.81          142.19
Dec-91           51.39          127.71          159.55
Jan-92           59.72          138.36          168.88
Feb-92           78.48          144.52          172.71
Mar-92           89.59          139.32          164.56
Apr-92           70.83          138.73          157.50
May-92           72.22          141.89          159.55
Jun-92           72.22          140.40          153.31
Jul-92           93.06          143.02          158.74
Aug-92           98.61          140.38          153.89
Sep-92          126.39          143.19          159.61
Oct-92          141.67          143.24          165.89
Nov-92          168.06          154.69          179.09
Dec-92          201.39          155.89          185.69
Jan-93          241.67          171.21          190.97
Feb-93          188.89          173.00          183.85
Mar-93          213.89          173.49          189.17
Apr-93          205.56          163.45          181.10
May-93          287.50          176.98          191.92
Jun-93          331.94          173.67          192.80

Jul-93          345.83          172.31          193.03
Aug-93          437.48          186.40          203.01
Sep-93          489.56          189.80          209.05
Oct-93          479.14          204.15          213.76
Nov-93          408.31          199.32          207.39
Dec-93          354.15          196.71          213.17
Jan-94          368.73          200.09          219.63
Feb-94          427.08          199.30          217.63
Mar-94          262.49          181.14          204.23
Apr-94          235.40          175.05          201.58
May-94          291.65          184.47          202.09
Jun-94          270.30          175.77          194.72
Jul-94          253.12          181.29          198.71
Aug-94          283.32          184.67          211.37
Sep-94          283.32          177.56          210.84
Oct-94          289.57          178.72          214.94
Nov-94          260.40          174.86          207.79
Dec-94          239.57          180.74          208.43
Jan-95          234.37          189.03          209.59
Feb-95          237.49          199.32          220.62
Mar-95          289.57          203.51          227.05
Apr-95          249.99          208.14          234.34
May-95          284.37          217.41          240.47
Jun-95          307.28          219.02          259.57
Jul-95          395.81          226.15          278.28
Aug-95          420.81          223.33          284.01

     Value of $100 invested over five years:

Acclaim Entertainment, Inc. Common Stock...............................................................  $  263.50
The Nasdaq Stock Market (US Companies) Index...........................................................  $  217.15
Dow Jones Entertainment and Leisure-Recreational Products and Services Index...........................  $  193.07

                           AMENDMENT TO THE COMPANY'S
                             1988 STOCK OPTION PLAN

     The Company currently has in effect the Plan, pursuant to which the Company may grant to eligible persons incentive stock options ('ISOs') within the meaning of Section 422(b) of the Code or non-incentive stock options ('NISOs').

     The Plan currently authorizes the Company to grant options to purchase an aggregate of 15,000,000 shares of Common Stock. The Plan has only approximately 400,000 shares remaining available for grant which, the Board of Directors believes, is inadequate for future requirements. The Board of Directors believes that stock options are an integral part of the compensation packages to be offered to the Company's executives and managers and that the grant of stock options, which align the interests of the recipients with those of the Company's stockholders, is an effective method to attract and retain employees in an industry characterized by a high level of employee mobility and aggressive recruiting of the services of a limited number of skilled personnel.

     The Plan currently authorizes the Company to grant options to employees and directors of, and consultants to, the Company. Directors who are not also employees of the Company receive a non-discretionary annual grant (in August) of options to purchase 18,750 shares under the Plan at the fair market value of a share of Common Stock on the date of grant. In addition, options may be granted on a discretionary basis to non-employee directors who render services to the Company and who are not also members of the Compensation Committee.

     The Board of Directors unanimously adopted and recommends that the stockholders approve an increase of 10,000,000 in the number of shares with respect to which options may be granted pursuant to the Plan, thus increasing the shares of Common Stock subject to the Plan from 15,000,000 to 25,000,000.

     The affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for approval of the foregoing amendments to the Plan. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE PROPOSAL TO EFFECT THE INCREASE IN THE NUMBER OF SHARES SUBJECT TO THE PLAN DISCUSSED ABOVE.

     If the proposed amendment to the Plan is not approved, the Plan will continue to remain in effect in its present form.

NATURE AND PURPOSE OF THE PLAN

     The purpose of the Plan is to induce individuals to remain in the employ or service of the Company and its subsidiaries and to attract new employees.

DURATION AND MODIFICATION

     The Plan will terminate not later than May 31, 1998. The Board of Directors may at any time terminate the Plan or make such modifications to the Plan as it may deem advisable. However, the Board may not, without approval by the stockholders of the Company, increase the number of shares of Common Stock as to which options may be granted under the Plan, change the manner of determining option prices, change the class of persons eligible to participate in the Plan or extend the period during which an option may be granted or exercised.

ADMINISTRATION OF THE PLAN

     The Plan is administered by the Compensation Committee, consisting of two non-employee directors. The members of the Compensation Committee are appointed annually by, and serve at the pleasure of, the Board of Directors, and the members of the Compensation Committee will not be compensated for serving on the Compensation Committee. Currently, the Compensation Committee is comprised of Messrs. Coleman and Scibelli.

     The Compensation Committee has discretion to determine the participants under the Plan, the terms and provisions of the respective option grants (which need not be identical), including the price at which and period during which options will be exercisable, the number of shares subject to each option, and whether an option shall be an ISO or a NISO, but will not have discretion to determine any of the foregoing with respect to the annual grant of options to non-employee directors, which is non-discretionary in nature.

SECURITIES SUBJECT TO THE PLAN; MARKET PRICE

     15,000,000 shares of Common Stock are available for issuance upon exercise of options granted under the Plan. If the proposed increase in the number of shares subject to the Plan is adopted, such amount will be increased to 25,000,000 shares.

     The closing sale price of the Common Stock on The Nasdaq Stock Market's National Market on July 25, 1997 was $4.38 per share.

ELIGIBILITY AND EXTENT OF PARTICIPATION

     The Plan provides for discretionary grants of options to participants (including any director or officer who is also an employee) and to consultants to the Company. As of July 25, 1997, approximately 700 employees persons were eligible to receive options and options had been granted to approximately 670 such persons pursuant to the Plan.

     No single participant (including any director or officer who is also an employee) may receive options under the Plan in any one calendar year to purchase more than 400,000 shares of Common Stock.

     Directors who are not also employees of the Company receive an annual grant (in August) of options to purchase 18,750 shares under the Plan at the fair market value of a share of Common Stock on the date of grant. In addition, options may be granted on a discretionary basis to non-employee directors who render services to the Company and who are not also members of the Compensation Committee.

EXERCISE OF OPTIONS

     Unless otherwise provided by the Compensation Committee at the time an option is granted (and in all events in the case of the annual grant of options to non-employee directors), an option will be exercisable one-third after the first anniversary of the date of grant, two-thirds after the second anniversary of the date of grant and in full after the third anniversary of the date of grant.

     An option may be exercised by a written notice with respect to a specified number of shares and payment of the exercise price for the number of shares so specified. The exercise price of an option may be paid in cash or in shares of Common Stock. The initial per share exercise price for an ISO may not be less than the fair market value thereof on the date of grant, or 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company. The initial per share exercise price for a NISO may not be less than 85% of the fair market value thereof on the date of grant. No NISO may be granted to any person who is or may reasonably become a 'covered employee'

under Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'), at a price below fair market value on the date of grant. The initial per share exercise price for the options granted to non-employee directors is the fair market value of the Common Stock on the date of grant.

     No option granted pursuant to the Plan may be exercised more than 10 years after the date of grant, except that ISOs granted to participants who own more than 10% of the total combined voting power of all classes of stock of the Company at the time the ISO is granted may not be exercised after five years after the date of grant. No participant may be granted ISOs which are exercisable for the first time in any one calendar year with respect to Common Stock having an aggregate fair market value in excess of $100,000 on the date of grant. No option granted under the Plan is transferable by the optionee other than by death.

     Generally, an option may be exercised only while the recipient is in the active employ or service of the Company, or within 90 days after termination of a participant's employment or service as a director by reason of retirement or disability, or within one year after termination of employment by reason of death.

     In the event of the death of an optionee, each option granted to him shall become immediately exercisable in full, provided such option is exercised before the earlier of the expiration of one year from the date of such optionee's death or the date specified in such option.

     In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries, whether by reason of retirement (voluntarily or otherwise) or as a result of disability, each option granted to him shall become immediately exercisable in full, provided such option is exercised before the earlier of 90 days from the date of such retirement or disability or the date specified in such option.

     In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries for any reason other than death, retirement or disability, each option granted to him shall generally terminate immediately.

     If the fair market value of the Common Stock declines below the option price of any option (other than options granted to non-employee directors), the Compensation Committee (with the prior approval of the Board of Directors) may adjust, reduce, or cancel and regrant such option or take any similar action it deems to be for the benefit of the optionee in light of such declining value.

     The number of shares available for grant under the Plan and covered by each option granted thereunder will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation or, as may be determined by the Board of Directors, in the event of any other change affecting the number or kind of the Company's outstanding

Common Stock. In the event of the dissolution or liquidation of the Company, the Board may, in its discretion, accelerate the exercisability of all outstanding options and terminate the same within a reasonable time thereafter.

FEDERAL INCOME TAX CONSEQUENCES OF ISSUANCE AND EXERCISE OF OPTIONS

     The following discussion of the Federal income tax consequences of the granting and exercise of options under the Plan, and the sale of Common Stock acquired as a result thereof, is based on an analysis of the Code, as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

Non-Incentive Stock Options:

     No income will be recognized by an optionee at the time a NISO is granted.

     Ordinary income will be recognized by an optionee at the time a NISO is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price. This ordinary (compensation) income will also constitute wages subject to the withholding of income tax and the Company will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in money.

     Capital gain or loss on a subsequent sale or other disposition of the shares of Common Stock acquired upon exercise of a NISO will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price of an option and the amount included in income with respect to the option.

     If an optionee makes payment of the exercise price by delivering shares of Common Stock, he generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his basis in the new shares received.

     The Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of his NISO, subject to the usual rules as to reasonableness of compensation and provided that the Company timely complies with the applicable information reporting requirements.

Incentive Stock Options:

     In general, neither the grant nor the exercise of an ISO will result in taxable income to an optionee or a deduction to the Company. However, for purposes of the alternative minimum tax, the spread on the exercise of an incentive stock option will be considered as part of the optionee's income.

     The sale of the shares of Common Stock received pursuant to the exercise of an ISO which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an ISO, an optionee must neither dispose of such shares within two years after the option is granted nor within one year after the exercise of the option. In addition, an optionee generally must be an employee of the Company (or a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of the option.

     If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an ISO that is equal to the lesser of (a) the fair market value of the Common Stock on the date of exercise minus the exercise price or (b) the amount realized on the disposition minus the exercise price, will be treated as ordinary (compensation) income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income.

     If an optionee makes payment of the exercise price by delivering shares of Common Stock, he generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an ISO to exercise an ISO will be treated as a taxable disposition if the transferred shares were not held by the participant for the requisite holding period.

CERTAIN INFORMATION WITH RESPECT TO OPTIONS GRANTED

     The following table sets forth, with respect to the Named Executive Officers, all executive officers as a group, all non-employee directors as a group, and all employees as a group (excluding executive officers), the number of shares of Common Stock subject to options granted during the year ended August 31, 1996, subject to approval by the stockholders of the proposed increase from 15,000,000 to 25,000,000 shares in the number of shares subject to the Plan, and certain related information:

      NAME OF INDIVIDUAL                                              NUMBER OF SHARES     AVERAGE PER
              OR                                                         SUBJECT TO       SHARE EXERCISE
      IDENTITY OF GROUP             CAPACITIES IN WHICH SERVED           OPTION(1)            PRICE
------------------------------  -----------------------------------   ----------------    --------------
Gregory Fischbach.............  Chief Executive Officer                        -0-               N/A
James Scoroposki..............  Senior Executive Vice President,
                                  Secretary and Treasurer                      -0-               N/A
J. Mark Hattendorf(2).........  Executive Vice President and Chief
                                  Financial and Accounting Officer             -0-               N/A
Robert Holmes.................  President, Chief Operating Officer
                                  and General Manager                          -0-               N/A
Anthony Williams..............  Executive Vice President                       -0-               N/A
All executive officers as a
  group
  (5 persons)(2)..............                                                 -0-               N/A
All non-employee directors as
  a group (6 persons)(3)......                                                 -0-               N/A
All employees (except
  executive officers) as a
  group(4)....................                                                 -0-               N/A

------------------
(1) For information with respect to options granted to the Named Executive Officers in the year ended August 31, 1996 under the Plan as currently in effect, see page 8.

(2) In February 1997, the Compensation Committee granted Mr. Hattendorf options to purchase 150,000 shares at an exercise price of $4.88 per share, subject to stockholder approval of the proposed amendment to the Plan.

(3) In February 1997, the Compensation Committee granted Mr. Bernard Fischbach options to purchase 200,000 shares at an exercise price of $4.88 per share, subject to stockholder approval of the proposed amendment to the Plan.

(4) In February 1997, the Compensation Committee granted certain employees options to purchase an aggregate of 4,100,000 shares at an exercise price of $4.88 per share, subject to stockholder approval of the proposed amendment to the Plan. In addition, in April 1997, the Compensation Committee (i) granted to certain employees options to purchase an aggregate of 225,000 shares at an exercise price of $3.38 per share and (ii) granted to certain employees, other than directors, options to purchase an aggregate of 3,621,000 shares at an exercise price of $3.38 per share (which options were granted in lieu of previously granted options whose exercise price was higher than $3.38 per share), subject to stockholder approval of the proposed amendment to the Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES SUBJECT TO THE PLAN.

                             SELECTION OF AUDITORS

     At the recommendation of the Audit Committee, the Board of Directors has selected KPMG Peat Marwick LLP to serve as auditors of the Company for the fiscal year ending August 31, 1997. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to consider the selection of other auditors for the current fiscal year. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     On July 24, 1996, at the recommendation of its Audit Committee (the 'Audit Committee'), the Board of Directors of the Company adopted a resolution (i) not to retain GT as the Company's independent auditors for the fiscal year ending August 31, 1996 and (ii) to engage KPMG as the Company's independent auditors for the fiscal year ending August 31, 1996. GT was so advised on July 25, 1996.

     The reports of GT on the Company's Consolidated Financial Statements as of and for the two years ended August 31, 1995 and 1994 did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of GT on the Company's financial statements for the fiscal year ended August 31, 1995 contains a modification as to uncertainty relating to the eventual outcome of certain class action lawsuits in which the Company and certain of its officers and directors have been named as defendants.

     During the Company's two most recent fiscal years ended August 31, 1995 and in the interim period from September 1, 1995 through July 24, 1996 there were no disagreements with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused them to make reference thereto in their report(s) on the Company's financial statements for such fiscal year(s) or for such interim period, except:

          (a) A matter, which was resolved to GT's satisfaction, in respect of the timing of the recognition of certain revenues from nonrefundable, recoupable exclusivity fees, which had been included in revenues for the fourth quarter of fiscal 1995 in the October 1995 announcement by the

     Company of its financial results for fiscal 1995. The Audit Committee and/or senior management of the Company, on the one hand, and GT, on the other hand, had several discussions in respect of such matter. The matter was resolved by the Company revising such announced financial results to exclude such revenues from its financial results for fiscal 1995.

          (b) A matter, which was resolved to GT's satisfaction, in respect of the balance sheet presentation of a $19 million loan from Midland Bank plc. As of August 31, 1995, the Company did not meet a financial ratio covenant in the loan agreement relating to such loan. The Company's senior management and GT discussed this matter, which was resolved by the Company reclassifying the $19 million loan from long term debt to current liabilities.

     In addition, GT proposed several audit adjustments that were not recorded by the Company because they were considered by the Company and GT to be immaterial to the Company's consolidated financial statements for fiscal 1995 taken as a whole.

     During the Company's two most recent fiscal years ended August 31, 1995 and the interim period from September 1, 1995 through July 24, 1996, there were no 'reportable events' as defined in Item 304(a)(1)(v) of Regulation S-K ('Regulation S-K') promulgated under the Securities Exchange Act of 1934, except as follows:

          By letter dated April 15, 1996, GT advised the Company that they had noted certain internal control structure matters that related to significant deficiencies in the design or operation of the Company's internal control structure, relating to the quality and depth of financial management, analysis of significant estimates, lack of internal audit function and accounting for capitalized software costs, that, in their judgment, could adversely affect the Company's ability to record, process, summarize and report financial data consistent with the assertions of management in the Company's financial statements.

     In May 1996, KPMG was retained to conduct a review of certain internal controls to identify and assist the Company to implement any additional necessary steps to strengthen its internal controls.

     A member of the Audit Committee and/or senior management has discussed the subject matter of each item described above with GT, and the Company has authorized GT to respond fully to all inquiries of KPMG concerning the subject matter thereof.

     In response to the Company's draft Form 8-K filing presented to GT, the Company received the following letter dated July 31, 1996 from GT which was filed as an Exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission:


       Securities and Exchange Commission
        Washington, D.C. 20549
        Re: Acclaim Entertainment, Inc.
        File No. 0-16986

Dear Sir or Madam:

     We have read Item 4 of the Form 8-K of Acclaim Entertainment, Inc. We believe it should be supplemented and, in part, amended to reflect the following:

          With regard to the interim period from September 1, 1995 through July 24, 1996, we were not engaged to perform timely reviews of the fiscal 1996 quarterly consolidated financial statements of the Registrant. On July 17, 1996, however, we were engaged to perform a review of the quarterly consolidated financial statements of the Registrant for each of the first three quarters of the fiscal year ending August 31, 1996 in respect of the Registrant's filing on Form S-3 on behalf of certain selling shareholders. On July 25, 1996, the Registrant orally advised us of our termination as their independent accountants. In connection with such review, certain matters, which were still pending at the time of our termination, may have resulted in additional disagreements and/or reportable events had we completed our procedures. These matters included the following:

             o the recognition and/or disclosure of a settlement offer
               pertaining to the Lazer-Tron class action litigations.

             o the recoverability assessment pertaining to excess of costs over net assets acquired attributable to Acclaim Comics, Inc.

             o the findings of the 'internal controls audit' being conducted by
               KPMG Peat Marwick.

     With regard to reportable events, we had issued our Internal Control Structure/Reportable Conditions letter dated April 15, 1996 (an initial draft of which was provided to the Registrant on January 25, 1996) summarizing reportable conditions and recommendations which specifically addressed the Registrant's quality and depth of financial management, analysis of significant estimates, lack of internal audit function and accounting for capitalized software costs. Further, the reportable conditions discussed therein are those that we had noted as of December 8, 1995 in conjunction with our audit of the Registrant's consolidated financial statements as of and for the year ended August 31, 1995; we have not updated our procedures regarding such matters since that date. We have not discussed with the Audit Committee the subject matter of our Internal Control Structure/Reportable Conditions letter, despite our requests to the Registrant to meet with the Audit Committee for that purpose.

     With regard to the subject matter of the disagreements set forth in Item 4 which are contained in more detail in our Report to the Audit Committee dated April 15, 1996 (an initial draft of which was provided to the

Registrant on January 18, 1996), please be advised that we had a telephonic discussion on December 4, 1995 with the Audit Committee addressing only disagreements that had occurred through that date.

     In connection with the Registrant's filing on Form S-3 referred to above, we requested the Proxy Statement for the upcoming Annual Shareholders' meeting which would be incorporated by reference in the Form S-3, thereby forming a part of the registration statement. Professional standards require that we read such information. We were informed by the Registrant as recently as July 23, 1996 that the Proxy Statement was not available for our review. On July 24, 1996, through EDGAR, we independently obtained a copy of such requested Proxy Statement and learned that the Registrant had filed such Proxy Statement with the Securities and Exchange Commission on July 18, 1996. We viewed this as a restriction placed by the Registrant on information requested by us during the conduct of our procedures.

     With regard to the Registrant's retention of KPMG Peat Marwick to conduct an 'internal controls audit,' we did not discuss this matter with the Registrant's Audit Committee and/or senior management. However, as described in our Report to the Audit Committee dated April 15, 1996 (an initial draft of which was provided to the Registrant on January 18, 1996), we were informed by management that the Registrant's legal counsel retained KPMG Peat Marwick to assist in responding to the Securities and Exchange Commission's Division of Enforcement. Further, we have no knowledge as to the specific matters on which KPMG Peat Marwick was consulted.

                                   * * * * *

     With regard to the following statements made by the Registrant in Item 4 of Form 8-K dated July 24, 1996, we have no basis for agreeing or disagreeing with:

          o the first sentence of Item 4 with respect to the July 24, 1996 Board of Directors resolution.

          o the last sentence to the first paragraph of Item 4 with respect to the Registrant's press release and any information contained therein.

          o the last sentence to the second subparagraph (b) of the third paragraph of Item 4 with respect to the matter referred to in such paragraph being resolved with the bank.

          o the sixth paragraph of Item 4 with respect to the May 1996 retention of KPMG to conduct an 'internal controls audit.'

Very truly yours,

GRANT THORNTON LLP

     In response to GT's letter of July 31, 1996, the Company notes the following:


          (a) Notwithstanding the fact that GT was not retained to perform formal reviews of the Company's financial statements for the first, second and third quarters of fiscal 1996, GT provided the Company with extensive advice and consultation regarding the appropriate presentation of such quarterly financial statements and also advised on the accounting theories and methodologies applied; and

          (b) In connection with GT's review of the Company's quarterly financial statements for each of the first three quarters of fiscal 1996 in respect of the Company's Registration Statement on Form S-3, GT advised the Company on Tuesday, July 23, 1996, that it had completed its review procedures, that there were no outstanding issues for further discussion and that GT would release its consent in connection with the Form S-3. In addition, on Tuesday, July 23, 1996, the Company delivered to GT its management representation letter, which generally signifies the completion of the review procedure. The Company delivered to GT a copy of the Proxy Statement relating to its annual meeting of stockholders to be held on August 7, 1996. On July 24, 1996, the Company was advised by GT that, upon review of the Proxy Statement, GT noted that auditors had not yet been retained for fiscal 1996 and accordingly, GT would not release its consent unless they were appointed as the Company's auditors for fiscal 1996. GT subsequently raised the matters discussed in GT's letter, which are disputed by the Company as indicated above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. James Scoroposki, an officer, director and principal stockholder of the Company, is the sole stockholder, a director and president of a sales representative organization selling interactive entertainment software and a 50% stockholder, a director and executive vice president of another sales representative organization selling interactive entertainment software. Such sales representative organizations act as sales representatives for the Company, receive commissions from the Company with respect to interactive entertainment software sold by them and will continue to do so during the fiscal year ending August 31, 1997. For the fiscal year ended August 31, 1996, the commissions paid by the Company to these sales representative organizations amounted to approximately $515,000. The agreements between the Company and these sales representatives are on terms that are at least as favorable to the Company as could have been obtained from unaffiliated third parties. In addition to representing the Company's products, these companies also represent competitors of the Company who distribute Software, and derive most of their revenue from representing companies other than the Company.

     Mr. Scoroposki is also the sole shareholder of The Crescent Club, which provides restaurant services and related entertainment and meeting facilities to the Company and will continue to do so for the fiscal year ending August 31, 1997. For the fiscal year ended August 31, 1996, payments made by the Company to The Crescent Club amounted to approximately $83,000.

     The firm of Fischbach, Perlstein, Liebermann & Yanny, of which Bernard J. Fischbach is a partner, performs legal services for the Company and will continue to do so for the fiscal year ending August 31, 1997. Payments made by the Company for said services amounted to approximately $858,000 for the fiscal year ended August 31, 1996.

     The firm of Groman, Ross and Tisman, P.C., of which Robert H. Groman is a partner, also performs legal services for the Company and will continue to do so for the fiscal year ending August 31, 1997. Payments made by the Company for said services amounted to approximately $43,000 for the fiscal year ended August 31, 1996.

                                 MISCELLANEOUS

     Any proposal of an eligible stockholder intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company by April 22, 1998 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

     The Board of Directors does not intend to present and knows of no others who intend to present at the Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. If other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.

     The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. Officers and regular employees may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

     The Annual Report to Stockholders for the fiscal year ended August 31, 1996 is being mailed to stockholders simultaneously with this Proxy Statement.

                                          By order of the Board of Directors,
                                          JAMES SCOROPOSKI
                                          Secretary

Glen Cove, New York
July 25, 1997

                          ACCLAIM ENTERTAINMENT, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 17, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints GREGORY E. FISCHBACH and JAMES SCOROPOSKI, or either of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (including all adjournments thereof) of ACCLAIM ENTERTAINMENT, INC. to be held on Wednesday, September 17, 1997, at 9:30 A.M. at The Metropolitan Club, 3 Glen Cove Road, Glen Cove, New York. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. ELECTION OF DIRECTORS
  / / FOR all nominees                           / / WITHHOLD AUTHORITY to vote
                                                     for all nominees

  Gregory E. Fischbach, James Scoroposki, Kenneth Coleman, Bernard J. Fischbach, Robert H. Groman, Bruce W. Ravenel, James Scibelli and Michael Tannen.

  STOCKHOLDERS MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE(S).

2. APPROVAL of the proposed amendment to the Company's 1988 Stock Option Plan as set forth in the accompanying Proxy Statement.

               / / FOR            / / AGAINST            / / ABSTAIN

3. RATIFICATION of the appointment of KPMG Peat Marwick LLP as independent auditors for the year ending August 31, 1997.

               / / FOR            / / AGAINST            / / ABSTAIN

4. The proxy is authorized to transact such other business as may properly come before the meeting.

                                          This proxy, when properly executed,
                                          will be voted in the manner directed
                                          herein by the undersigned stockholder.
                                          If no direction is given, this proxy
                                          will be voted FOR items 1, 2 and 3 and
                                          in the discretion of said proxy on any
                                          other matter which may come before the
                                          meeting or any adjournments thereof.
                                          Dated: ________________________ , 1997
                                          ______________________________________
                                                        Print Name
                                          ______________________________________
                                                        Signature


                                          NOTE: When shares are held by joint
                                          tenants, both should sign. When
                                          signing as attorney, executor,
                                          administrator, trustee, custodian,
                                          guardian or corporate officer, please
                                          give your full title as such. If a
                                          corporation, please sign full
                                          corporate name by authorized officer.
                                          If a partnership, please sign in
                                          partnership name by authorized person.

               PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.